UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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GETTY REALTY CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2010

To the Stockholders of GETTY REALTY CORP.:

          NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation, will be held at the 2nd Floor Auditorium, J.P. Morgan & Chase Co., 383 Madison Avenue, New York, New York, 10179 on May 20, 2010 at 1:00 p.m., for the following purposes:

(1)	To elect a Board of six directors to hold office for the ensuing year and until the election and qualification of their respective successors.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010.

          We will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

          Only stockholders of record at the close of business on March 25, 2010 are entitled to notice of and to vote at this meeting or any adjournments or postponement thereof.

          You are cordially invited to attend the meeting. Whether or not you expect to attend, please promptly vote, sign, date and return the enclosed proxy card in the enclosed U.S. postage-paid envelope. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. Even though you have returned your proxy card, you may withdraw your proxy at any time prior to its use, in accordance with the instructions provided at the end of the enclosed proxy statement, and submit a new proxy card with a later date or vote in person at the meeting should you so desire.

By Order of the Board of Directors,

Joshua Dicker
Vice President, General Counsel and Secretary
Jericho, New York
April 15, 2010

NOTE-IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 20, 2010: OUR PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 ARE AVAILABLE AT WWW.GETTYREALTY.COM.

GETTY REALTY CORP.
125 JERICHO TURNPIKE, SUITE 103, JERICHO, NEW YORK 11753

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

          This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Annual Meeting to be held at the 2nd Floor Auditorium, J.P. Morgan & Chase Co., 383 Madison Avenue, New York, New York, 10179 on May 20, 2010 at 1:00 p.m., and at any adjournments or postponements thereof, for the purpose of electing a Board of Directors, ratifying the appointment of independent auditors and transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

Voting Rights, Outstanding Shares and Quorum

          At the close of business on March 25, 2010, the record date for stockholders entitled to vote at the meeting, there were 24,766,426 shares of Getty common stock outstanding. Each outstanding share of common stock is entitled to one vote. The common shares vote as a single class. In order to constitute a quorum at the meeting, there must be present, or voting by proxy, holders of a majority of the outstanding common stock.

Broker Non-Votes and Abstentions

          A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in street name) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Please note that this year the New York Stock Exchange (“NYSE”) rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on either of the proposals and therefore will have no effect on the vote. With respect to both of the proposals, abstentions will not be treated as votes cast and, therefore, will not affect the outcome of either matter, although abstentions will be considered present for the purpose of determining the presence of a quorum.

Solicitation of Proxies

          We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and we will reimburse them for their reasonable, out-of-pocket costs. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Voting of Proxies

          All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each of the proposals. At the discretion of the persons named in the enclosed proxy card or vote instruction form, the proxies may vote on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

          This Proxy Statement and form of proxy card is being sent to stockholders on or about April 16, 2010.

ELECTION OF DIRECTORS
(Proposal 1)

Nominees for Election at the Annual Meeting

          Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year or until their respective successors are elected and qualified. On March 23, 2010, the Board of Directors expanded the size of the Board from five directors to six directors. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2011 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director.

          You may use the enclosed proxy card to cast your votes for the election of the nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director, we intend to vote your proxy “FOR” the election of the person, if any, who is designated by the Board of Directors. For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” below.

          Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty.

Name and Age	Offices Held in Getty and/or Principal Occupation

Leo Liebowitz – 82

          Mr. Liebowitz has served as Chairman of the Board of Getty since May 1971 and as the Chief Executive Officer of Getty since 1985. Mr. Liebowitz served as President of Getty from May 1971 until May 2004. In 1955, Mr. Liebowitz co-founded the predecessor business that became our Company, and he is our largest individual stockholder.

          Mr. Liebowitz also served as Chairman, Chief Executive Officer and a director of Getty Petroleum Marketing Inc. from October 1996 until December 2000, and as a director of the Regional Banking Advisory Board of J. P. Morgan Chase & Co. from 1975 to the present.

          As our co-founder, leader and one of our largest stockholders since the Company’s inception, Mr. Liebowitz possesses a deep understanding and appreciation of all aspects of Getty, its history and its business. He is highly qualified to serve on and lead our Board.

          Mr. Liebowitz will relinquish his position as the Chief Executive Officer of the Company on the date of the Annual Meeting, but will retain an active role with the Company as its Chairman of the Board.

Milton Cooper - 81	Mr. Cooper has served as a director of Getty since May 1971, and as Chairman of the Compensation Committee of the Board of Directors since 2006.

          Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009, and was a Director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

          Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. He is also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm, since 1983. Mr. Cooper also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

          Along with Mr. Liebowitz, Mr. Cooper is the longest-serving member of our Board, and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board.

Philip E. Coviello – 67	Mr. Coviello has served as a director of Getty since June 1996, and has served as Chairman of the Audit Committee of the Board of Directors since 1999.

          Mr. Coviello has served as a director of Kimco since 2008, and serves on Kimco’s Audit Committee, Executive Compensation Committee and Nominating and Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, for eighteen years, until his retirement from the firm as of December 31, 2003.

          Mr. Coviello’s qualifications to serve on our Board include his 35 years of legal experience counseling Boards of Directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

David B. Driscoll – 55

          Mr. Driscoll has served as a director of Getty since May 2007 and as Lead Independent Director from April 1, 2008 until February 25, 2010. Mr. Driscoll is the President of Getty since April 1, 2010. In addition, Mr. Driscoll will be appointed as the Company’s Chief Executive Officer, effective on the date of the Annual Meeting.

          Prior to joining Getty, Mr. Driscoll was a Managing Director of Morgan Joseph & Co., Inc. since July 2001, and prior thereto, from 1999 he was the co-head of ING Barings Americas Equity Capital Markets. From 1995 to 1999 he served as Managing Director and Global Coordinator of property activities for ING Barings and its Americas predecessor, Furman Selz. From 1983 to 1994, Mr. Driscoll worked at Smith Barney as the senior officer responsible for property, lodging and leisure activities. Mr. Driscoll also served from 1987 through 1991 as a director of Aer Lingus-Dunfey Corporation, the North American holding company for Aer Lingus whose primary asset was the Omni Hotels.

          Mr. Driscoll’s qualifications to serve on our Board include his past leadership experience with two investment banking firms, including as a Managing Director of Morgan Joseph & Co., Inc. and as the founder of the real estate group at Smith Barney, which he ran for more than a decade, as well as his broad range of experience and diverse knowledge of financial markets and capital deployment strategies, particularly as they relate to the real estate industry and REITs.

Richard E. Montag - 77

          Mr. Montag is a new nominee and was nominated to serve as a director by the Board of Directors. He was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1997 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development, The Richard E. Jacobs Group. On September 8, 2004, Frank’s Nursery & Crafts, Inc. filed a voluntary petition for protection under Chapter 11 of the United States Bankruptcy Act, and on July 27, 2005, emerged from bankruptcy protection pursuant to a court approved plan of reorganization as FNC Realty Corporation.

          Mr. Montag’s qualifications to serve on our Board include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing, Inc. from 1998 until its acquisition by OAO LUKoil in 2000, and as a senior executive in the real estate industry, including his prior position as vice-president and partner with The Richard E. Jacob Group, Inc., one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

Howard B. Safenowitz – 51

          Mr. Safenowitz has served as a director of Getty since December 1998 and as Lead Independent Director of Getty since February 25, 2010. He has also served as Chairman of the Nominating/Corporate Governance Committee of the Board of Directors since 2005.

          Together with attributed family interests, Mr. Safenowitz is also one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since June 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003, and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from January 1996 until March 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing, Inc. from December 1998 until December 2000.

          Mr. Safenowitz’s qualifications to serve on our Board include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing, Inc. until its acquisition by OAO LUKoil, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp., and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

The Board of Directors recommends that you vote “FOR” the election of each nominee for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors and Board Leadership Structure

          Our Board of Directors is elected by the stockholders to oversee the performance of the business affairs of the Company and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

          The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under the NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on Corporate Governance. Additionally, copies of any such documents may be obtained by submitting a written request to Mr. Joshua Dicker, Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed in the Company’s Annual Proxy Statement. There were no such waivers in 2009.

          For the year ended December 31, 2009, our Board of Directors had five members. On March 23, 2010, the Board of Directors expanded the size of the Board from five directors to six directors in order to improve the Board’s depth and breadth. The Board of Directors has nominated six candidates for election as directors for a one year term ending at the 2011 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified. If a quorum is achieved at the meeting, a director will be elected for a term of one year if the number of votes cast “FOR” that director exceeds the number of votes cast “AGAINST” that director. Prior to the Annual Meeting, Mr. Leo Liebowitz served as both Chairman of the Board and Chief Executive Officer of Getty since we had historically believed that combining the roles of chairman and chief executive officer was the appropriate leadership model for the Company as it promoted unified leadership and direction for the Company. As our co-founder and one of our largest stockholders, we believed that Mr. Liebowitz was highly qualified to lead both our Board of Directors and the management of our business. We also believed that unified leadership allowed for clear accountability. To further strengthen our corporate governance structure and provide independent oversight of our Company, in April 2008, the Board appointed Mr. David B. Driscoll as the Company’s Lead Independent Director. As Lead Independent Director, Mr. Driscoll acted as a liaison between the non-management directors of the Board of Directors and Mr. Liebowitz and the other members of our management team, chaired regular executive sessions of the Board of Directors without Mr. Liebowitz present and performed other functions as requested by the non-management directors.

          On February 25, 2010, Getty announced that as part of its management succession process, Mr. Liebowitz would relinquish his position as Chief Executive Officer of the Company at the Annual Meeting and that thereafter Mr. Liebowitz would continue to serve as Chairman of the Board of Directors and would retain an active role in the Company through May 2013 at which time he intended to retire. Mr. Driscoll was appointed to the position of President of the Company, effective April 1, 2010, and will be appointed as the Company’s Chief Executive Officer, effective on the date of the Annual Meeting.

Mr. Driscoll resigned as the Company’s Lead Independent Director on February 25, 2010, and Mr. Safenowitz was appointed as the Company’s Lead Independent Director on the same date.

          In connection with the management succession process, the Board has authorized the Company to enter into an employment agreement with Mr. Driscoll. Although the Company has not yet finalized Mr. Driscoll’s employment agreement, it is anticipated that his employment agreement will provide for the following principal terms:

•	An initial employment term of three years, with successive automatic renewal terms of one year each, unless either party notifies the other of its intent to not renew the agreement;

•	Annual base compensation of $500,000;

•

Eligibility to receive an annual cash bonus as determined by the Compensation Committee in its discretion based on Mr. Driscoll’s performance relative to the achievement of goals, benchmarks, and other criteria to be established by the Compensation Committee;

•	Eligibility for equity awards under the terms of the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan as determined by the Compensation Committee;

•	Employment benefits consistent with those in effect from time to time under the Company’s policies for its Chief Executive Officer;

•

Severance in the form of continued salary and any bonus earned in the prior year for the greater of the remainder of the employment term or one year following a termination without “Cause” or resignation with “Good Reason” (as such terms are customarily defined); and

•	Certain non-competition, non-solicitation and nondisclosure covenants.

          In connection with the management succession process, the Board had also authorized the Company to enter into an employment agreement with Mr. Liebowitz. However, the Board and Mr. Liebowitz have mutually determined not to pursue an employment agreement. Mr. Liebowitz will remain an employee of the Company and continue as its Chairman of the Board after he relinquishes his position as the Chief Executive Officer of the Company on the date of the Annual Meeting.

Role of Board of Directors in Risk Oversight

          It is management’s responsibility to assess and manage the various risks Getty faces and the Board’s responsibility to oversee management in this effort. In exercising its oversight, the Board of Directors has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management, and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposure. The Audit Committee receives periodic reports from management on the Company’s enterprise risk management practices and our risk mitigation efforts. The Audit Committee also oversees the Company’s legal and regulatory compliance programs and internal audit function. Our full Board periodically reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

          The Board of Directors has determined that Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the New York Stock Exchange. The Board of Directors affirmatively determined that none of the directors or Mr. Montag, or any of their respective family members, other than (a) Mr. Liebowitz, who is the Chief Executive Officer of Getty until the Annual Meeting and (b) Mr. Driscoll who became the President of the Company on April 1, 2010 and will become the Chief Executive Officer of the Company effective on the date of the Annual Meeting, has had any relationship with Getty (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a shareholder and director of Getty, within the last three years. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Liebowitz and Mr. Driscoll, is “independent.”

          It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have Mr. Liebowitz, as Chairman, chair such meetings. Additionally, it has been the practice of the non-management directors to meet in executive session at least quarterly each year, and to have the Lead Independent Director chair such sessions.

Directors’ Meetings

          During the year ended December 31, 2009, the Board of Directors held six meetings (including four regular meetings and two special meetings). Each of the directors attended all of the meetings of the Board of Directors, and of the Committees of the Board on which the director served. Each of the directors also attended the Annual Meeting of stockholders in May 2009. Each of the nominees plans to attend this year’s Annual Meeting to be held on May 20, 2010.

Committees

          The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

                    Audit Committee

          The Audit Committee met eight times in 2009. The Audit Committee consisted of Messrs. Coviello (Chairman), Driscoll and Safenowitz. Mr. Driscoll resigned from the Audit Committee on February 25, 2010. The Audit Committee selects the firm of independent public accountants that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with the accountants and discusses Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the accountants and with management. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s annual and quarterly reports and other reports, as appropriate, prior to their filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2009, and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. Additionally, the Audit Committee reviews, and discusses with management, management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Please also see the Audit Committee Report included in this Proxy Statement.

          The Board of Directors determined that for the year ended December 31, 2009, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such term is defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC. The Board of Directors also determined that for the year ended December 31, 2009, Mr. Coviello and Mr. Driscoll each qualified as an “audit committee financial expert” under the relevant rules of the SEC, and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

          The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of three or more other public companies unless such other memberships have been disclosed to the Board and the Board has determined that such simultaneous service does not impair the ability of such member to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of three or more other public companies during 2009.

                    Nominating/Corporate Governance Committee

          The Nominating/Corporate Governance Committee met twice in 2009. The Nominating/Corporate Governance Committee consisted of Messrs. Safenowitz (Chairman), Cooper, and Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board and reviews the role, composition and structure of the Board and its committees. The Nominating/Corporate Governance Committee also recommends candidates to the Board for election as officers. For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board, see the “Election of Directors (Proposal 1)” section of this Proxy Statement.

          The Nominating/Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, consistent with the Committee’s charter, when identifying director nominees the Committee considers general principles of diversity, and does so in the broadest sense. The Nominating/Corporate Governance Committee seeks to recommend the nomination of directors who represent different qualities and attributes and can represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of the Company’s business.

          The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

          Stockholders wishing to recommend candidates for election to the Board must supply information in writing regarding the candidate to Mr. Joshua Dicker, Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our By-Laws. Please refer to our By-Laws for more specific information. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

          Each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance

Committee also will consider the following criteria, among others the Committee deems appropriate, including the specific needs of the Board at the time:

•

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	the director’s past attendance at meetings and participation in and contributions to the activities of the Board (if applicable);

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level;

•	educational and professional background and/or academic experience in an area of our operations;

•	experience as a board member of another publicly held company;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•	“independence,” as defined by the NYSE listing standards;

•	financial literacy;

•	standing in the community; and

•	ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths.

          On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

          The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee from any stockholder or group of stockholders.

                    Compensation Committee

          The Compensation Committee met twice in 2009. The Compensation Committee consisted of Messrs. Cooper (Chairman), Coviello and Safenowitz. The Compensation Committee is responsible for developing and, with the approval of the Board, implementing the compensation plans, policies and programs of the Company, and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.

          The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board, for Board approval, the compensation of the directors and each of the officers of Getty.

          The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

•	its annual review and approval of compensation for officers, directors and certain highly compensated employees;

•	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

•	its management and annual review of, and responsibilities with respect to, all bonus, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans;

•	any other matters that involve executive compensation; or

•

any matters where the Committee has determined that such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) by virtue of being approved by a committee of outside directors or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) pursuant to Rule 16b-3 by virtue of being approved by a committee of non-employee directors.

          Compensation of Getty’s executive officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee, subject to approval by the full Board of Directors. The compensation of the Chief Executive Officer is discussed, reviewed and approved by the Compensation Committee. No executive officer other than the Chief Executive Officer plays a role in determining or recommending the amount or form of executive and director compensation. The Compensation Committee does not currently engage any consultant related to executive or director compensation.

          The Board of Directors has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

Contacting the Board of Directors

          Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Stockholders and other interested parties who wish to direct communications to only the independent (non-management) directors of Getty (or Mr. Safenowitz only) may do so by sending written communications to the following address: Independent Directors (or Mr. Safenowitz) c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, New York 11753. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Officers

          The Company’s executive officers are as follows:

•

Mr. Leo Liebowitz, age 82, has served as the Chief Executive Officer of Getty since 1985. Mr. Liebowitz will relinquish his position as the Chief Executive Officer of the Company at the Annual Meeting. Mr. Liebowitz currently serves as and will remain Chairman of the Board of Directors. Mr. Liebowitz served as President of Getty from May 1971 until May 2004 and served as Chairman, Chief Executive Officer and a director of Marketing from October 1996 until December 2000.

•

Mr. Joshua Dicker, age 49, Vice President, General Counsel and Secretary of Getty (Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters.

•

Mr. David B. Driscoll, age 55, President of Getty since April 1, 2010. Mr. Driscoll will be appointed as the Company’s Chief Executive Officer effective on the date of the Annual Meeting. Mr. Driscoll currently serves as and will remain a Director of the Company. Prior to his employment with the Company, Mr. Driscoll was a Managing Director of Morgan Joseph and Co. Inc., where he was a founding shareholder. Prior to his work at Morgan Joseph, Mr. Driscoll led real estate practices at various leading investment banking firms.

•

Mr. Kevin C. Shea, age 50, Executive Vice President of Getty since May 2004 (Vice President since 2001). Mr. Shea has been with Getty since 1984. Prior to 2001, he was Director of National Real Estate Development for the Company.

•

Mr. Thomas J. Stirnweis, age 51, Vice President, Treasurer and Chief Financial Officer of Getty since 2003 (Corporate Controller and Treasurer since 2001). Prior to joining Getty, he was Manager of Financial Reporting and Analysis of Marketing, where he provided services to Getty under a services agreement following the spin-off of Marketing in March 1997.

          There are no family relationships between any of the Company’s directors or executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF SHARES

          The following table sets forth the beneficial ownership of Getty common stock as of March 25, 2010, of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 25, 2010 (such as upon exercise of outstanding stock options) because such shares are deemed to be beneficially owned under the rules of the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class (2)

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,616,030	(3)	6.53

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,920,656	(4)	7.75

Leo Liebowitz, Director and Chief Executive Officer	3,041,165	(5)	12.30

Milton Cooper, Director c/o Kimco Realty Corporation 3333 New Hyde Park Road New York, NY 11042	1,334,596	(6)	5.40

Philip E. Coviello, Director	70,120	(7)		*

David B. Driscoll, Director and President	3,750	(8)		*

Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,442,197 (10) shares (9.9%) and Safenowitz Partners LP - 1,837,894 shares (7.4%)	2,991,724	(9)	12.10

Joshua Dicker, Vice President, General Counsel and Secretary	20			*

Kevin C. Shea, Executive Vice President	14,121	(11)		*

Thomas J. Stirnweis, Vice President, Treasurer and Chief Financial Officer	7,413			*

Directors and executive officers as a group (8 persons)	7,462,909		30.1%

* Total shares beneficially owned constitute less than one percent of the outstanding shares.

(1)	Unless otherwise indicated, the address for each of the named individuals is c/o Getty Realty Corp., 125 Jericho Turnpike, Suite 103, Jericho, NY 11735.

(2)

The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 25, 2010 plus shares that may be acquired by such stockholder pursuant to our stock option plan within 60 days of that date.

(3)

The information is derived from a Schedule 13G filed by Blackrock, Inc. (“Blackrock”) on January 29, 2010. According to the Schedule 13G, Blackrock completed its acquisition of Barclays Global Investors, N.A. from Barclays Bank PLC on December 1, 2009. As a result, Barclays Global Investors, N.A. is now included as a subsidiary of Blackrock. According to the Schedule 13G, the reporting persons had sole power to vote and sole power to dispose of all of these shares.

(4)

The information is derived from a Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) on February 4, 2010. According to the Schedule 13G/A, Vanguard has sole dispositive power over 1,896,909 shares and Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, directs the voting over 23,747 shares.

(5)

Includes 218,437 shares held by Mr. Liebowitz’s wife as to which he disclaims beneficial ownership, 55,724 shares held by a charitable foundation of which Mr. Liebowitz is a co-trustee, 20,000 shares held by Liebowitz Family LLC, of which Mr. Liebowitz is the manager, as to which he disclaims beneficial ownership, 55,289 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, and 310,957 of the shares held by CLS General Partnership Corp., of which Mr. Liebowitz is a stockholder. Mr. Liebowitz has pledged approximately 1,691,721 shares as security.

(6)

Includes 10,311 shares held in a partnership of which Mr. Cooper is a partner, 68,037 shares held by his wife as to which he disclaims beneficial ownership, 2,421 shares held in a qualified pension plan for the benefit of Mr. Cooper, 227,107 shares held by a charitable foundation of which Mr. Cooper is the president, 25,477 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan, 4,887 shares held by a retirement fund of which Mr. Cooper is a beneficiary, and 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder.

(7)

Includes 25,656 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 6,500 shares held in a 401(k) plan for the benefit of Mr. Coviello, stock options covering 7,000 shares and 931 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.

(8)	Consists of stock options covering 3,750 shares.

(9)

Includes 2,442,197 shares attributable to Safenowitz Family Corp., which, in turn, includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP and 89,303 shares held by Safenowitz Investment Partners (see footnote 11). Also includes 34,280 shares held as custodian for three children (27,230 as to which he disclaims beneficial ownership), 11,523 shares held by his wife (as to which he disclaims beneficial ownership) and 320,540 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is trustee. Also includes stock options covering 5,250 shares.

(10)

Includes 1,837,894 shares held by Safenowitz Partners, LP, 515,000 shares held by Safenowitz Family Partnership, LP, and 89,303 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.

(11)	Includes 242 shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

          Getty does not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company. The following “Compensation Discussion and Analysis” section describes generally the Company’s compensation policies and practices that are applicable to executive and management employees. This Discussion and Analysis describes Getty’s policies with respect to the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee is responsible for setting the policies which govern base salary and other compensation and employee benefits including Getty’s retirement and profit sharing plan, supplemental retirement plan for executives, stock option plan (which expired in 2009), and incentive compensation plan, and for determining the amounts payable under these plans, subject to review by the Board of Directors.

          Compensation of Getty’s executive officers (with the exception of the Chief Executive Officer) is recommended by the Chief Executive Officer to the Compensation Committee and is discussed, reviewed and established by the Compensation Committee, subject to approval by the full Board of Directors. The compensation of the Chief Executive Officer is discussed, reviewed and approved by the Compensation Committee.

                    Overview

          Getty’s compensation program for executive officers is designed to effectively manage annual increases in the Company’s aggregate compensation expense while providing executive officers (other than with respect to Mr. Liebowitz) with a total compensation package that is adequate to retain them, encourage high performance, and promote accountability. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

          Getty’s current Chief Executive Officer, Mr. Leo Liebowitz, is the Company’s largest stockholder. Accordingly, the Company believes that he is committed to promoting the enhancement of cash flows and earnings and, consequently, increased stockholder values, and that his financial interests are aligned with those of the Company’s stockholders without regard to his compensation. In setting Mr. Liebowitz’s compensation, the Compensation Committee is guided by what it believes is reasonable for his position in view of his contributions to the Company’s performance without regard to retention.

          Getty relies on a combination of annual cash compensation and employee benefits and long-term compensation in the form of stock-based grants to retain its other executive officers. Stock-based grants are viewed by the Compensation Committee as the means of aligning the financial interests of Getty’s executive officers with those of its stockholders. Getty’s compensation program for executive officers does not as a general matter include annual incentive awards.

          The Compensation Committee reviews, from time to time, the annual compensation survey conducted by the National Association of Real Estate Investment Trusts (“NAREIT”), but does not engage in benchmarking. Generally, the Compensation Committee focuses on regional cost of living increases in determining annual increases in base salaries. Cash compensation and the number of restricted stock units (“RSUs”) (including dividend equivalents paid with regard to such RSUs) granted annually are in amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders.

          Section 162(m) of the Internal Revenue Code denies publicly-held corporations the federal income tax deduction for compensation in excess of $1.0 million paid to its chief executive officer and four other most highly compensated officers during a year unless the compensation is performance-based. At this time the compensation paid to our Chief Executive Officer and other officers do not approach the limits imposed by the Section 162(m) limitations on deductibility. In the event that the compensation of any officer approaches the Section 162(m) limitations in the future, the Compensation Committee will consider such limitations in determining such officer’s total compensation.

          The primary elements of compensation for executive officers are the following:

•	Base salary;

•	Equity incentive compensation (i.e. restricted stock units (“RSUs”) with dividend equivalents);

•	Retirement and other plans; and

•	Perquisites and other benefits.

Base Salary

          Annual increases in base salaries of Getty’s executive officers typically have been determined by multiplying base salaries of Getty’s executive officers for the prior year by a percentage representing a cost of living increase. The Compensation Committee generally does not evaluate base salaries each year other than to consider cost of living increases. Historically, the annual percentage increase in base salaries of Getty’s executive officers has been three (3%) percent, except that with respect to base salaries for 2010 and for 2009, a cost of living increase was not made for executive officers, as the Compensation Committee determined in February of such year that no adjustment was necessary because the relevant cost of living index did not appreciably increase as compared to the prior year. Although no cost of living adjustment was made to base salaries for executive officers in February 2009, the Compensation Committee recommended, and the Board approved, a $15,000 increase to the base salary for Mr. Dicker from $235,000 to $250,000, based on the Chief Executive Officer recommendations and consideration of his strong performance at the Company.

          Following the resignation in 2007 of Getty’s prior General Counsel, the Compensation Committee undertook to review the base salaries of Mr. Thomas Stirnweis, the Company’s Vice President, Treasurer and Chief Financial Officer, and Mr. Kevin Shea, the Company’s Executive Vice President, both from a market standpoint and in connection with the evaluation of compensation terms being considered for a new General Counsel. In February 2008, the Compensation Committee recommended, and the Board approved, an increase to the base salary for Mr. Stirnweis from $201,475 to $250,000, and an increase to the base salary for Mr. Shea from $206,688 to $265,000. The Compensation Committee’s decision to raise base salaries for Messrs. Stirnweis and Shea was driven by three principal factors: First, in connection with its annual practice, the Compensation Committee determined that a cost of living adjustment was justified. Second, in view of the fact that, other than increases founded upon cost of living adjustments, neither Mr. Stirnweis nor Mr. Shea had received any increase in their base salaries since 2000, the Compensation Committee considered it appropriate to increase their respective base salaries in order to recognize increased skills and proficiencies garnered by these executives during their prior eight years of service to the Company. Finally, because the Compensation Committee had determined (during the same period of its annual executive compensation review) that market rates for the hiring of a new General Counsel and

Corporate Secretary required a base salary greater than those in effect for Mr. Stirnweis or Mr. Shea in 2007, it concluded that increases were appropriate to maintain managerial proportionality in compensation.

          In determining the amount of the increases in 2008 for Messrs. Stirnweis and Shea, the Compensation Committee reviewed compensation market data for comparable executives at similarly situated companies, including the 2007 annual compensation survey conducted by NAREIT, and also considered the personal perspectives and knowledge of the members of the Compensation Committee. Consistent with the Company’s executive compensation philosophy, the Compensation Committee’s intent was to target the base salaries for the executives at amounts not more than that considered sufficient to promote retention of the executive officers.

          In February, 2010, the Compensation Committee recommended, and the Board approved, an award of discretionary cash bonuses to the executive officers as follows: Mr. Liebowitz, $45,000, Mr. Shea, $35,000, Mr. Stirnweis $25,000, and Mr. Dicker, $25,000. The decision to award discretionary cash bonuses was based upon a variety of factors taken into account by the Compensation Committee, including the strong performance of the Company in 2009 despite a challenging economic environment.

Equity Incentive Compensation

                    2004 Incentive Compensation Plan

          At the 2004 Annual Meeting of stockholders, the stockholders approved the 2004 Plan for officers and other valued employees of the Company and its subsidiaries and members of the Board. The 2004 Plan provides for the grant of restricted stock, restricted stock units, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and other stock awards to eligible individuals. The 2004 Plan does not provide for the grant of stock options. The 2004 Plan also permits a grant to each employee of 10 shares of common stock on or about December 31st of each year (which, in the case of 2009, was granted to each full-time employee), as well as a grant to each employee, on each fifth anniversary of his or her employment, of 10 shares of common stock for each five years of employment.

          The 2004 Plan is administered by the Compensation Committee which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards. In 2008, the Board of Directors approved certain technical amendments to the 2004 Plan to comply with the provisions of Section 409A of the Internal Revenue Code. As amended, the 2004 Plan provides that the Compensation Committee may not exercise its discretion to accelerate the payment or settlement of any awards where such payment or settlement constitutes “deferred compensation” within the meaning of Section 409A unless and to the extent such accelerated payment or settlement is permissible under Section 409A.

          An aggregate of 1,000,000 shares of common stock are available for grant pursuant to the 2004 Plan, subject to adjustments for stock dividends and stock splits. The aggregate maximum number of shares of common stock that may be subject to awards granted under the 2004 Plan to all participants during any calendar year is 80,000.

          The Compensation Committee may terminate, amend, or modify the 2004 Plan at any time; provided, however, that stockholder approval must be obtained for any amendment to the extent such approval is required in order to comply with any applicable law, regulation or stock exchange rule, or to increase the maximum number of shares which may be issued, in any year or in aggregate, under the 2004 Plan.

          In no event may an award be granted pursuant to the 2004 Plan on or after the tenth anniversary of the last date on which Getty’s stockholders approved the 2004 Plan.

          Generally, to better align the interests of the Company’s directors, officers and employees with the interests of the Company’s stockholders, the Compensation Committee grants equity based awards under the 2004 Plan consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards vest over a five year period. RSUs granted before 2009 provide for settlement upon termination of employment or service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or upon termination of employment or service as a director. Cash compensation and the number of RSUs (including dividend equivalents paid with respect to such RSUs) granted annually by the Company to its executive officers are in amounts which the Compensation Committee considers to be sufficient to retain its executive officers and to align their interests with those of Getty’s stockholders. In February 2009, the Compensation Committee granted, 2,500 RSUs (and related dividend equivalents) to each executive officer (including the Chief Executive Officer) and to each director (other than the Chief Executive Officer). The Compensation Committee does not utilize performance targets in determining the number of equity-based awards to issue.

          The Compensation Committee’s determination to grant 2,500 RSUs to each executive officer was in keeping with the longstanding annual practice of granting 2,500 RSUs to Messrs. Stirnweis and Shea each year as part of their compensation, dating back to RSUs granted to them as part of their compensation for 2005. This historic practice was and remains based on the Committee’s determination that an annual grant of RSUs fosters stock (or equivalent) ownership by the Company’s executive officers, thereby aligning their personal interest with the long term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five year period.

          The size of the 2,500 annual RSU grant to the executives was historically established by the Compensation Committee in part to maintain substantially relative economic values between annual RSUs grants to executives and the prior practice of annual stock option grants to the same executives under the Company’s 1998 Stock Option Plan (the “Stock Option Plan”). After the adoption in May 2004 of the 2004 Plan, the Compensation Committee was able to use, instead of stock options, RSUs in its overall executive compensation practices, which the Compensation Committee considered more effective to align the executives’ interests with those of the Company’s stockholders. No stock options were granted to executives in year 2003 or thereafter through the end of January 2008, when the Stock Option Plan expired.

          The size of the 2,500 RSU grant to all of the executive officers was considered appropriate by the Compensation Committee after taking into account the grants historically made by the Company to its executives, consideration of market compensation data for comparable executives at similarly situated companies and also after considering the personal perspectives and knowledge of the members of the Compensation Committee. The Compensation Committee’s practice is to target long term compensation of the Company’s executives which, together with other compensation, is not more than amounts sufficient to promote retention.

          With respect to each of the directors, the Compensation Committee’s determination to award 2,500 RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

          In February 2010, the Compensation Committee granted 3,500 RSUs (and related dividend equivalents) to each executive officer (including the Chief Executive Officer) and to each director (other than the Chief Executive Officer), representing an increase of 1,000 RSUs for each executive officer and director. The Compensation Committee did not utilize performance targets in determining to increase the number of equity-based awards, but determined that the increase in the annual grant of RSUs was appropriate to further achieve the goals of the program.

Equity Compensation Plan Information

          The following chart presents information regarding Getty’s equity compensation plans, as of December 31, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)

Equity Compensation Plans approved by stockholders:
-the Stock Option Plan	17,250		$20.80	0	(1)
-the 2004 Plan	85,600	(2)	$0.00	914,400	(3)
Equity Compensation Plans not approved by stockholders	N/A		N/A	N/A

Total	102,850			914,400

          (1) The term of the Stock Option Plan expired at the end of January 2008. The Compensation Committee cannot grant any more options pursuant to the Stock Option Plan.

          (2) Represents shares underlying outstanding RSUs.

          (3) The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other performance awards, dividend equivalents, deferred stock awards, stock payments and stock awards. There is no sublimit on any particular type of award. All awards are governed by the aggregate limit of 1,000,000 shares of common stock available under the 2004 Plan.

Retirement Plans

          Getty has a retirement and profit-sharing plan with deferred 401(k) savings plan provisions (the “Retirement Plan”) for employees meeting certain service requirements. An annual discretionary profit sharing contribution is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2009, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

          Getty also has the Supplemental Retirement Plan for executive officers and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. The amounts paid to the trustee under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. The trustee may not cause the Supplemental Retirement Plan to be other than “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Potential Payments Upon Termination or Change in Control

          In December 1994, Getty entered into agreements with certain key employees, providing for severance payments upon enumerated termination and change of control events. Mr. Stirnweis is currently the only employee covered by these arrangements. The Company’s obligation under Mr. Stirnweis’ severance agreement is triggered by the termination of Mr. Stirnweis’ employment (i) by the Company other than for cause, (ii) by the Company or its successor following a change in control, or (iii) by the Company or Mr. Stirnweis following assignment of materially different employment by the Company. (Mr. Stirnweis’ employment will be considered materially different if it is on terms materially less favorable to Mr. Stirnweis than the terms in effect as of the date of the severance agreement, or if his place of employment is relocated more than 15 miles from Jericho, NY.) If Mr. Stirnweis’ employment is so terminated, the Company is obligated to pay severance compensation for a period of 12 months following the termination, in an amount equal to his Guaranteed Salary minus any amount of similar compensation Mr. Stirnweis may receive from another employer during such 12-month period. “Guaranteed Salary” is defined in the severance agreement as the sum of (a) Mr. Stirnweis’ current base salary; (b) the greater of 20% of his current base salary or the benefits received by him under any bonus plan; (c) his current expected annual benefits under the Supplemental Retirement Plan; (d) the total of the current expected annual employer contributions made to his account under the Retirement Plan; and (e) his current annual automobile reimbursement. If, following a change in control, the Company or its successor continues to compensate Mr. Stirnweis but at a total salary less than his Guaranteed Salary, the Company is obligated to pay the difference during the 12-month severance period. In addition, if as a result of one of the above events, Mr. Stirnweis suffers a loss or reduction in healthcare benefits, the Company will pay the full cost of continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1984 (“COBRA”).

          Getty does not believe that potential payments to Mr. Stirnweis under his severance agreement influence decisions regarding other elements of his or other executive officers’ compensation.

          Pursuant to a long-standing arrangement, upon the death of Mr. Liebowitz, benefits in an amount equal to twelve months’ salary will be paid to his estate. In the event of termination of Mr. Liebowitz’s employment due to illness or incapacity for a period of one year or longer, benefits equal to twenty-four months’ salary will be payable to Mr. Liebowitz.

Summary Compensation Table

          The following table sets forth information about the compensation of the Chief Executive Officer and each of the other executive officers of Getty (the “Named Executive Officers”) for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non- Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total Compensation

		($)	($)	($)	($)	($)	($)	($)	($)
Leo Liebowitz	2009	395,351	45,000	41,600	0	0	0	74,385	556,336
Director and Chief	2008	394,022	0	67,150	0	0	0	73,691	534,863
Executive Officer	2007	382,546	0	0	0	0	0	72,334	454,880

Kevin C. Shea	2009	265,000	35,000	41,600	0	0	0	42,303	383,903
Executive Vice	2008	258,379	0	67,150	0	0	0	41,229	366,758
President	2007	206,688	0	74,000	0	0	0	34,747	315,435

Thomas J. Stirnweis	2009	250,000	25,000	41,600	0	0	0	41,055	357,655
Vice President,	2008	244,479	0	67,150	0	0	0	40,269	351,898
Treasurer and Chief	2007	201,475	0	74,000	0	0	0	34,603	310,078
Financial Officer

Joshua Dicker	2009	250,000	25,000	41,600	0	0	0	39,373	355,979
Vice President,	2008	216,923	0	67,150	0	0	0	33,969	318,042
General Counsel and
Secretary

(1) Stock awards are in the form of RSUs. The amount reflected is the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five year vesting period of the restricted stock award. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividends on RSUs only to the extent dividends are declared on shares of its common stock.

(2) All Other Compensation includes (w) perquisites and other personal benefits received by the Named Executive Officers that exceeded $10,000 in the aggregate for the year, specified below, (x) Company contributions to the Retirement Plan (including contributions under both the profit-sharing and 401(k) components of the Retirement Plan), (y) Company contributions to the Supplemental Retirement Plan, and (z) life insurance premiums, as set forth in the following table:

Name	Year	Profit Sharing Contribution	Company Match Under 401(k) Provisions	Supplemental Retirement Plan	Life Insurance (a)		Perquisites and Other Personal Benefits (b)	Severance Benefits	Total All Other Compensation

		($)	($)	($)	($)		($)	($)	($)

Leo Liebowitz	2009	3,832	0	37,598	19,755	(c)	13,200	—	74,385
	2008	3,580	0	37,156	19,755	(c)	13,200	—	73,691
	2007	3,525	0	35,854	19,755	(c)	13,200	—	72,334

Kevin C. Shea	2009	3,832	7,350	17,733	4,388		9,000	—	42,303
	2008	3,580	6,900	17,361	4,388		9,000	—	41,229
	2007	3,502	6,716	12,091	3,438		9,000	—	34,747

Thomas Stirnweis	2009	3,832	7,350	16,733	4,140		9,000	—	41,055
	2008	3,580	6,900	16,649	4,140		9,000	—	40,269
	2007	3,393	6,552	12,310	3,348		9,000	—	34,603

Joshua Dicker	2009	3,832	7,350	15,057	4,140		9,000	—	39,379
	2008	3,342	6,396	12,089	3,892		8,250	—	33,969

          (a) Except as provided in (c) below, all life insurance policy premiums relate to term life insurance policies.

          (b) Perquisites and Other Personal Benefits consist only of an automobile allowance.

          (c) Amount includes payment by the Company of 25% of the $75,626 fixed annual premium for a 10-year universal life insurance policy owned by Mr. Liebowitz. Mr. Liebowitz pays the remaining 75% of that premium.

Grants of Plan-Based Awards

Name	Board Action Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards(2)

			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Leo	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
Liebowitz	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150

Kevin	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
C. Shea	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150
	2/15/2007	3/1/2007	0	0	0	0	0	0	2,500	0	74,000

Thomas J.	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
Stirnweis	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150
	2/15/2007	3/1/2007	0	0	0	0	0	0	2,500	0	74,000

Joshua	2/15/2009	3/1/2009	0	0	0	0	0	0	2,500	0	41,600
Dicker	2/21/2008	3/1/2008	0	0	0	0	0	0	2,500	0	67,150

          (1) Stock awards are in the form of RSUs.

          (2) Grant date fair value is calculated based on the closing price of the Company’s common stock on the grant date without consideration of the five year vesting period of the restricted stock award.

Outstanding Equity Awards at Year-End

          The following table provides information as to outstanding RSUs held by each of the NEOs at December 31, 2009. There were no stock options held by such officers at year end.

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

	(#) Exercisable	(#) Unexercisable	(#)	($)	($)	(#)	($)	(#)	($)

Leo Liebowitz(2)	0			N/A	N/A	4,500	105,885	0	0
Kevin C. Shea(3)	0	0	0	N/A	N/A	7,500	176,475
Thomas J. Stirnweis(3)	0	0	0	N/A	N/A	7,500	176,475
Joshua Dicker(2)	0	0	0	N/A	N/A	4,500	105,885	0	0

          (1) RSUs vest at the rate of 20% per year. Vested RSUs granted before 2009 provide for settlement upon termination of employment with Getty and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of employment with Getty.

          (2) In addition to each of their 4,500 unvested RSUs, Messrs. Liebowitz and Dicker each had 500 vested RSUs outstanding at December 31, 2009 (of which, in each case, 500 RSUs vested during the year ended December 31, 2009) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2009 was $11,765 for each of Messrs. Liebowitz and Dicker.

          (3) In addition to each of their 7,500 unvested RSUs, Messrs. Shea and Stirnweis each had 7,000 vested RSUs outstanding at December 31, 2009 (of which, in each case, 2,400 RSUs vested during the year ended December 31, 2009) for which no value is realized until settlement. The unrealized value of vested RSUs as of December 31, 2009 was $164,710 for each of Messrs. Shea and Stirnweis.

Nonqualified Deferred Compensation (Supplemental Retirement Plan)

Name	Executive Contributions in 2009	Registrant Contributions in 2009	Aggregate Earnings (Loss) in 2009	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/09

	($)	($)	($)	($)	($)
Leo Liebowitz	0	37,156	(27,922)	0	1,823,917

Kevin C. Shea	0	17,361	(45,991)	0	148,219

Thomas J. Stirnweis	0	16,649	(30,028)	0	125,255

Joshua Dicker	0	12,089	3,686	0	15,775

          Nonqualified deferred compensation represents the balances accumulated under the Supplemental Retirement Plan. The Company contributions in 2009 equal the amount included in all other compensation for the Supplemental Retirement Plan attributable to 2008.

Potential Payments Upon Termination or Change in Control

          See “Executive Compensation - Compensation Discussion and Analysis - Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Milton Cooper	29,000	41,600					70,600
Philip E. Coviello	40,000	41,600					81,600
David B. Driscoll	77,000	41,600					118,600
Howard B. Safenowitz	33,000	41,600					74,600

          (1) Directors receive annual retainer fees of $20,000, except that the Chairman of the Audit Committee receives an annual retainer fee of $22,000. Directors also receive Committee and Board meeting fees of $1,000 for each meeting attended (except for telephonic meetings, for which the fee is $500), except that the Chairman of the Audit Committee receives $1,500 for each Audit Committee meeting (except for telephonic meetings, for which he receives $750). Directors who are employees of Getty do not receive retainers or Board meeting fees. Prior to his resignation on February 25, 2010, in his capacity as Lead Independent Director and at the request of the Board of Directors, Mr. Driscoll acted as the Company’s representative in discussions with Marketing regarding possible modifications to the Company’s Master Lease with Marketing and worked with the Company’s management on related matters. Because of these increased director responsibilities, the Board of Directors determined to provide Mr. Driscoll additional Board compensation on a per diem basis. Mr. Driscoll earned $47,500 in additional director fees related to services provided in 2009.

          (2) The Company granted 2,500 RSUs to each non-employee director in 2009. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five year vesting period of the restricted stock award.

          Vested RSUs granted before 2009 provide for settlement upon termination of service from the Board of Directors and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of ten years after grant or termination of service from the Board of Directors. At December 31, 2009, Messrs. Cooper, Coviello and Safenowitz each had 500 vested and 4,500 unvested RSUs outstanding of which, in each case, 500 RSUs vested during the year ended December 31, 2009. Mr. Driscoll had 2,500 vested and 7,500 unvested RSUs outstanding of which, 1,500 RSUs vested during the year ended December 31, 2009.

Compensation Committee Interlocks and Insider Participation

          The members of the Compensation Committee for year 2009 were Messrs. Cooper, Safenowitz and Coviello. There were no Compensation Committee interlocks to report in 2009.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Milton Cooper (Chairman)
Philip E. Coviello
Howard B. Safenowitz

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

          This report addresses our compliance with rules of the SEC and the listing standards of the NYSE designed to enhance audit committee effectiveness, to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Independence/Qualifications

          The Board of Directors determined that for the year ended December 31, 2009 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, and that each member who served on the Audit Committee for 2009 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board also determined that for the year ended December 31, 2009, Mr. Coviello and Mr. Driscoll each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE. On February 25, 2010, after being elected to serve as President effective April 1, 2010, and Chief Executive Officer effective on the date of the Annual Meeting, Mr. Driscoll resigned from the Audit Committee.

Sarbanes-Oxley Act Compliance

          During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the New York Stock Exchange. The Company’s internal control over financial reporting were reviewed and tested by PricewaterhouseCoopers LLP (“PwC”), our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2009. At the Audit Committee meeting held on February 25, 2010, the Committee reviewed the Company’s internal control over financial reporting with management and PwC, and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

          With regard to our audited financial statements, the Audit Committee has:

          (1) reviewed and discussed the audited financial statements with management and with PwC;

          (2) discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61, as modified or supplemented;

          (3) (a) received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and (b) discussed with PwC their independence; and

          (4) based upon the review and discussions set forth in paragraphs (1) through (3) above, recommended to Getty’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

          Prior to filing with the SEC of each of the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2009, the Audit Committee Chairman or another member of the Audit Committee, reviewed with the Company’s management and PwC the Company’s interim financial results to be included in such reports and the matters required to be discussed by SAS 61.

          The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act or under the Exchange Act, except to the extent that Getty specifically incorporates this information by reference, and should not otherwise be deemed filed under such Acts.

Audit Committee:
Philip E. Coviello (Chairman)
Howard B. Safenowitz

RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

          On February 25, 2010, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2010 and to perform such other services as may be required. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the meeting is necessary to ratify the appointment of the independent registered public accounting firm.

          The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All (100%) of the non-audit services performed by PwC in 2008 and 2009 were pre-approved by the Audit Committee.

          The fees payable to PwC, our principal independent registered public accounting firm, related to services provided for the years ending December 31, 2008 and 2009 were as follows:

		2008	2009

(a)	Audit Fees(1)	$466,000	$468,000

(b)	Audit-Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a)) (2)	$0	$21,000

(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$233,290	$239,373

(d)	All Other Fees(4) (not reflected in (a) - (c))	$1,500	$1,500

          (1) Includes the aggregate fees and expenses estimated or billed for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.

(2) For 2009, represents fees for professional services rendered by PwC related to the Company’s response to SEC comment letters.

          (3) For 2009, includes $188,373 for federal and state tax compliance and $51,000 for tax related advisory services. For 2008, includes $200,000 for federal and state tax compliance and $33,290 for tax related advisory services.

(4) Represents annual subscription fees for the online accounting research tool Comperio.

          Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

          The Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as Getty’s independent registered public accounting firm for the year ending December 31, 2010.

DEADLINES FOR SUBMITTING STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

          Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by December 17, 2010. Any stockholder proposal or director nomination to be presented at the Annual Meeting that is not intended to be included in our Proxy Statement will be considered untimely if we receive it before February 19, 2011 or after March 21, 2011. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. Copies of these reports are required to be furnished to the Company. Except for the late filings noted below, based on our review of the Forms 4 that we received during 2009 and the Forms 5 that we received with respect to 2009, and written representations provided by our directors and officers, Getty believes that during 2009 all of our officers and directors complied with the Section 16(a) requirements. Messrs. Liebowitz, Dicker, Shea and Stirnweis each filed a late Form 4 on January 20, 2010 reporting the receipt of 10 shares of common stock granted by the Company on November 19, 2009 pursuant to the 2004 Plan. Mr. Shea filed a late Form 4 on February 9, 2009, reporting the receipt of 50 shares of common stock granted by the Company on January 9, 2009 pursuant to the 2004 Plan.

OTHER MATTERS

          Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

          Record holders may vote by returning the enclosed proxy by mail or by attending the meeting and voting in person. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank or other intermediary, you will receive instructions from your broker, bank or other intermediary on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” may not vote their shares in person at the meeting unless they first obtain a written authorization to do so from their bank or broker. The proxy may be revoked at any time prior to its exercise. Record holders may revoke their proxy by voting at the meeting or by submitting a later-dated proxy prior to the meeting to the Secretary of the Company at the address on the first page of this proxy statement. If your shares are held in “street name”, you must contact your broker for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out-of-pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

April 15, 2010
By Order of the Board of Directors,

Joshua Dicker
Vice President, Secretary and General Counsel

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE		REVOCABLE PROXY GETTY REALTY CORP.			For	With-	For All
						hold	Except
ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2010			1.	ELECTION OF DIRECTORS.	☐	☐	☐
This Proxy is Solicited on Behalf of the Board of Directors			FOR all nominess listed (except as marked to the contrary below)

          The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints LEO LIEBOWITZ and THOMAS STIRNWEIS, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the meeting (or if only one shall be present and acting at the meeting then that one), all of the common shares of stock of the corporation that the undersigned would be entitled, if personally present, to vote at the annual meeting of stockholders of the corporation to be held at the 2nd Floor Auditorium, JP. Morgan & Chase Co., 383 Madison Avenue, New York, New York, 10179 on May 20, 2010 at 1:00 p.m. and at any adjournments or postponements thereof.

Nominees: L. Liebowitz, M. Cooper, P. Coviello, D. Driscoll, R. Montag and H. Safenowitz
INSTRUCTION: To withhold authority to vote for any individual nominee or nominees, mark “For All Except” and write the name(s) of such nominee(s) in the space provided below.

					For	Against	Abstain
		2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year ending December 31, 2010.		☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Receipt is acknowledged of notice and proxy statement for the foregoing meeting and of annual report to stockholders for the year ended December 31, 2009.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder or, if no direction is made, will be voted “FOR” items 1 and 2.

Please be sure to sign and date the Proxy in the box below	Date

Sign
above

Detach above card, sign, date and mail in postage paid envelope provided.

GETTY REALTY CORP. 125 Jericho Turnpike, Suite 103, Jericho, NY 11753

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other duly authorized officer. If a partnership, please sign in partnership name by authorized officer.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED